October 18, 2004

Terrell Herring

Re:	Amendment to Employment Agreement

Dear Terrell:

This letter confirms our agreement and shall serve to amend the April 8, 2002 Employment Agreement between you and the Company in accordance with the following:

3(a).Base Salary.

The paragraph shall be amended to read as follows:

The Company shall pay the Executive a base salary at an annual rate of $325,000 payable at such times and in accordance with the Company's customary payroll practices as they may be adopted or modified from time to time. On an annual basis or at such other times as the Company may determine, the Company may review the Executive's performance and determine whether, in its sole discretion, the Company will increase (but not decrease) the Executive's base salary. At no time during the pendency of this agreement shall the Company, without the written consent of the Executive, decrease the Executive’s base pay.

5(c). Termination Without Cause or for Good Reason.

The paragraph shall be amended to read as follows:

If the Executive's employment hereunder is terminated by the Company Without Cause pursuant to Section 5(a)(iv) above or For Good Reason pursuant to Section 5 (a)(v) the Company shall award the Executive severance benefits, subject to the terms and conditions of this Agreement and of The Ventiv Health, Inc. Severance Benefit Plan, if applicable. A lump sum payment of fifty two (52) weeks of the Executive’s base pay, minus such deductions as may be required by law or reasonably requested by the Executive to be paid out immediately. In order to be eligible to receive any Severance Payment pursuant to this paragraph 6, the Executive must sign, prior to receiving such Severance Payment, a valid release and waiver of all claims against the Company relating to the executive’s employment or the termination thereof, in a format to be determined by the Company. No payment shall be made hereunder until at least eight (8) days following the execution and delivery by the Executive of the valid release and waiver.

Very truly yours,

VENTIV HEALTH, INC.

By:__/s/ Eran Broshy________________________
Eran Broshy
CEO

Accepted and agreed to by: /s/ Terrell Herring_____________________  Dated:______________              Terrell Herring